Exhibit 99.1

For Immediate Release

Del Taco Restaurants, Inc. Reports Fiscal Fourth Quarter and Fiscal Year 2018 Financial Results
Expands Fiscal Year 2019 Guidance
Company Begins Optimizing Restaurant Portfolio through Refranchising

Lake Forest, CA. March 18, 2019 - Del Taco Restaurants, Inc. (“Del Taco” or the “Company”), (NASDAQ: TACO), the second largest Mexican-American quick service restaurant chain by units in the United States, today reported fiscal fourth quarter and fiscal year 2018 financial results for the 16-week and 52-week periods ending January 1, 2019. Del Taco also expanded its previously announced guidance for fiscal year 2019 and announced that is has already begun optimizing its restaurant portfolio through refranchising.

Fiscal Fourth Quarter 2018 Highlights

•	System-wide comparable restaurant sales grew 1.9%, marking the 21st consecutive quarter of gains;

◦
Company-operated comparable restaurant sales grew 1.0%, marking the 26th consecutive quarter of gains. Company-operated comparable restaurant sales growth was comprised of average check growth of 4.9%, including over 1% of menu mix growth, partially offset by a transaction decrease of 3.9%;

◦	Franchised comparable restaurant sales grew 3.2%;

•
Total revenue of $157.3 million (including $4.1 million of franchise advertising contributions and $0.2 million of other franchise revenue required as part of the revenue recognition rules adopted in the fiscal first quarter 2018 whereby the offsetting impact is an increase to expenses such that there is no impact on operating income and net income), representing 7.3% growth from the fiscal fourth quarter 2017;

•	Company-operated restaurant sales of approximately $146.7 million, representing 4.4% growth from the fiscal fourth quarter 2017;

•	Net income was $5.6 million, or $0.15 per diluted share, compared to $35.2 million, or $0.89 per diluted share, in the fiscal fourth quarter 2017;

•	Adjusted net income* was $7.0 million, or $0.18 per diluted share, compared to $6.2 million, or $0.16 per diluted share, in the fiscal fourth quarter 2017;

•	Restaurant contribution* margin increased 40 basis points to 20.3% compared to 19.9% in the fiscal fourth quarter 2017;

•	Adjusted EBITDA* increased to $23.6 million from $23.3 million in the fiscal fourth quarter 2017; and

•	15 system wide openings, including seven company-operated and eight franchised restaurants.

Fiscal Year 2018 Highlights

•	System-wide comparable restaurant sales growth of 2.5% and company-operated comparable restaurant sales growth of 1.5%, marking the 6th consecutive year of gains;

◦	Company-operated comparable restaurant sales growth comprised average check growth of 3.6%, including slightly positive menu mix growth, partially offset by a transaction decrease of 2.1%;

•	Franchised comparable restaurant sales grew 3.8%;

•
Total revenue of $505.5 million (including $13.3 million of franchise advertising contributions and $0.7 million of other franchise revenue required as part of the revenue recognition rules adopted in the fiscal first quarter 2018 whereby the offsetting impact is an increase to expenses such that there is no impact on operating income and net income), representing 7.2% growth from the fiscal year 2017;

•	Company-operated restaurant sales of approximately $471.2 million, representing 4.2% growth from the fiscal year 2017;

•	Net income was $19.0 million, or $0.49 per diluted share, compared to $49.9 million, or $1.25 per diluted share, in the fiscal year 2017;

•	Adjusted net income* was $21.6 million, or $0.56 per diluted share, compared to $20.9 million, or $0.52 per diluted share, in the fiscal year 2017;

•	Restaurant contribution* margin of 19.7% in both fiscal years;

•	Adjusted EBITDA* increased to $72.0 million from $71.5 million in the fiscal year 2017; and

•	25 system wide openings, including 13 company-operated and 12 franchised restaurants.

Adjusted net income, restaurant contribution, and adjusted EBITDA* are non-GAAP measures and defined below under “Key Financial Definitions”. Please see the reconciliation of non-GAAP measures accompanying this release.

John D. Cappasola, Jr., President and Chief Executive Officer of Del Taco, commented, “We achieved our sixth consecutive year of system-wide comparable restaurant sales growth in 2018. This was led by strong franchise comparable restaurant sales growth across a diverse 13 state footprint that supports Del Taco’s brand portability, including 25 new system-wide openings across ten states during 2018 of which nearly half were franchised restaurants. Lastly, despite modest company comparable restaurant sales and meaningful wage and operating inflation, we demonstrated effective cost management and pricing strategies to post a strong annual restaurant contribution margin that remained near or above 20% in each of the last four years.”

Cappasola continued, “As we move into 2019, we remain focused on our mission to be the leader in the value oriented QSR+ segment. Our transaction driving initiatives are well underway as we enter 2019, led by our digital transformation including the new Del App which has now eclipsed 400,000 registered users and our expansion of Grubhub delivery to all company-operated restaurants. We recently enhanced our value platform with the launch of $4, $5 and $6 ‘Fresh Faves’ box meals to provide abundant value. Finally, during the second quarter we plan to use innovation to drive incremental occasions with the launch of the Beyond Taco and Beyond Avocado Taco, which leverages a proprietary new plant-based ground protein that tastes similar to our current ground beef.”

Cappasola concluded, “Earlier this year we began optimizing our restaurant portfolio to stimulate new restaurant growth and existing restaurant AUV’s by acquiring three high volume franchise restaurants and refranchising thirteen lower volume company restaurants, all in the greater LA area. We have also begun preparing to refranchise our non-core Western markets to new or existing franchisees with proven operational and development capabilities. We expect this refranchising to help shift our approximately 55% current company ownership to approximately 45% by the summer of 2020, positioning Del Taco for accelerated franchise growth and enabling a sharpened focus on company operations in core Western markets and strategic seed markets to support emerging market growth.”

Review of Fiscal Fourth Quarter 2018 Financial Results

Total revenue increased 7.3% to $157.3 million (including $4.1 million of franchise advertising contributions and $0.2 million of other franchise revenue required as part of the new revenue recognition rules adopted in the fiscal first quarter 2018 whereby the offsetting impact is an increase to expenses such that there is no impact on operating income and net income) compared to $146.5 million in the fiscal fourth quarter 2017. Excluding these revenue recognition impacts, total revenue increased 4.4%.

Comparable restaurant sales increased 1.9% system-wide, resulting in a 4.3% increase on a two-year basis. The Del Taco system has now generated comparable restaurant sales growth for 21 consecutive quarters. Company-operated comparable restaurant sales increased 1.0%, marking 26 consecutive quarters of comparable restaurant sales growth. Franchise comparable restaurant sales increased 3.2%, reflecting the strength of our system across a diverse geographic footprint.

Net income was $5.6 million, representing $0.15 per diluted share, compared to $35.2 million in the fiscal fourth quarter 2017, representing $0.89 per diluted share.

Adjusted net income* was $7.0 million, or $0.18 per diluted share, compared to $6.2 million in the fiscal fourth quarter 2017, or $0.16 per diluted share.

Restaurant contribution* was $29.8 million compared to $28.0 million in the fiscal fourth quarter 2017. As a percentage of Company restaurant sales, restaurant contribution margin increased 40 basis points year-over-year to 20.3%. The increase was the result of an approximately 40 basis point decrease in food and paper costs and an approximately 40 basis point decrease in labor and related expenses, offset by an approximately 30 basis point increase in occupancy and other operating expenses.

Adjusted EBITDA* increased to $23.6 million from $23.3 million in the fiscal fourth quarter 2017.

Restaurant Development

During the fiscal fourth quarter 2018, the Company opened seven company-operated and eight franchised restaurants for a total of fifteen system-wide openings.

During fiscal year 2018, the Company opened thirteen company-operated and twelve franchised restaurants for a total of twenty five system-wide openings. There were also a total of nine system-wide closures, consisting of six company-operated and three franchised restaurants.

Thus far in fiscal first quarter 2019, the Company has already opened four franchised restaurants and has six additional system restaurants under construction.

Repurchase Program for Common Stock and Warrants

During the fiscal fourth quarter 2018, the Company repurchased 765,209 shares of common stock at average price of $11.05 per share and repurchased 20,596 warrants at an average price per warrant of $1.93, for an aggregate of $8.5 million. At the end of fiscal year 2018, approximately $29.6 million remained under our $75 million repurchase authorization.

Thus far in fiscal first quarter 2019, the Company has already repurchased 198,780 shares of common stock at average price of $10.40 per share and repurchased 836,630 warrants at an average price per warrant of $1.78.

Restaurant Portfolio Optimization

As previously announced on January 14, 2019, the Company intends to optimize its restaurant portfolio to help stimulate growth in new restaurants and existing restaurant AUV’s. This includes the following actions and is expected to shift our approximately 55% current company ownership to approximately 45% by the summer of 2020.

•	The Company has purchased three high volume franchised restaurants in the LA area during the fiscal first quarter of 2019 which are expected to be immediately accretive to earnings.

•
The Company has refranchised thirteen lower volume company-operated restaurants in the LA area during the fiscal first quarter of 2019 to three separate and experienced Del Taco franchisees. These franchisees have each previously demonstrated their ability to improve performance at restaurants they acquired from other Del Taco franchisees.

•
The Company is also preparing to refranchise non-core Western markets to new or existing franchisees with proven operational and development capabilities who commit to additional development in these and/or other markets. Because the exact timing of these refranchising transactions has not yet been determined, they are not embedded within our fiscal year 2019 guidance referenced below.

Fiscal Year 2019 Guidance

The Company is providing the following guidance for the 52-week fiscal year 2019 ending December 31, 2019. This guidance incorporates the acquisition of three high volume restaurants and refranchise of thirteen lower volume restaurants in the LA area completed during the first quarter of 2019, and does not include any future refranchising transactions.

•	System-wide comparable restaurant sales growth of low-single digits;

•	Total revenue between $517 million and $527 million;

•	Company restaurant sales between $481 million and $491 million;

•	Restaurant contribution* margin between 18.1% and 18.6%, which includes approximately 70 basis points of unfavorable impact from the adoption of the new lease accounting standard;

•	General and administrative expenses between approximately 8.7% and 9.0% of total revenue;

•	Interest expense between approximately $7.2 million and $7.6 million;

•	Effective tax rate of approximately 26.5% to 27.5%;

•	Adjusted diluted earnings per share of approximately $0.47 to $0.52;

•
Adjusted EBITDA* is now expected between $66.5 million and $69.0 million compared to the $70.0 million to $72.5 million range issued previously, with the variance entirely related to the adoption of the new lease accounting standard;

•	At least 25 gross system-wide new unit openings skewing toward franchised restaurants and an estimated 1% system-wide closure rate; and

•	Net capital expenditures between $42 million to $47 million.

Adjusted net income, restaurant contribution, and adjusted EBITDA* are non-GAAP measures and defined below under “Key Financial Definitions”.

We have not reconciled guidance for Adjusted Net Income or Adjusted EBITDA to the corresponding GAAP financial measure because we do not provide guidance for the various reconciling items. We are unable to provide guidance for these reconciling items because we cannot determine their probable significance, as certain items are outside of our control and cannot be reasonably predicted since these items could vary significantly from period to period. Accordingly, a reconciliation to the corresponding GAAP financial measure is not available without unreasonable effort.

Conference Call

A conference call and webcast to discuss Del Taco’s financial results and annual guidance is scheduled for 4:30 p.m. ET today. Hosting the conference call and webcast will be John D. Cappasola, Jr., President and Chief Executive Officer; and Steven L. Brake, Executive Vice President and Chief Financial Officer.

Interested parties may listen to the conference call via telephone by dialing 201-689-8471. A telephone replay will be available shortly after the call has concluded and can be accessed by dialing 412-317-6671; the passcode is 13687381.

The webcast will be available at www.deltaco.com under the investors section and will be archived on the site shortly after the call has concluded.

Key Financial Definitions

Comparable restaurant sales growth reflects the change in year-over-year sales for the comparable company, franchise and total system restaurant base. Restaurants are included in the comparable store base in the accounting period following its 18th full month of operations and excludes restaurant closures.

Restaurant contribution* is defined as company restaurant sales less restaurant operating expenses, which are food and paper costs, labor and related expenses and occupancy and other operating expenses. Restaurant contribution margin is defined as restaurant contribution as a percentage of company restaurant sales. Restaurant contribution and restaurant contribution margin are neither required by, nor presented in accordance with, GAAP. Restaurant contribution and restaurant contribution margin are supplemental measures of operating performance of restaurants and the calculations thereof may not be comparable to those reported by other companies. Restaurant contribution and restaurant contribution margin have limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of results as reported under U.S. GAAP. Management believes that restaurant contribution and restaurant contribution margin are important tools for investors because they are widely-used metrics within the restaurant industry to evaluate restaurant-level productivity, efficiency and performance. Management uses restaurant contribution and restaurant contribution margin as key performance indicators to evaluate the profitability of incremental sales at Del Taco restaurants, to evaluate restaurant performance across periods and to evaluate restaurant financial performance compared with competitors.

Adjusted EBITDA* is defined as net income/loss prior to interest expense, income taxes, and depreciation and amortization, as adjusted to add back certain charges, such as stock-based compensation expense and transaction-related costs, as these expenses are not considered an indicator of ongoing company performance. Adjusted EBITDA is a non-GAAP financial measure and should not be considered as an alternative to operating income or net income/loss as a measure of operating performance or cash flows or as measures of liquidity. Non-GAAP financial measures are not necessarily calculated the same way by different companies and should not be considered a substitute for or superior to GAAP results. We believe Adjusted EBITDA facilitates operating performance comparisons from period to period by isolating the effects of some items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies. These potential differences may be caused by variations in capital structures (affecting interest expense), tax positions (such as the impact on periods or changes in effective tax rates or net operating losses) and the age and book depreciation of facilities and equipment (affecting relative depreciation expense). We also present Adjusted EBITDA because (i) we believe this measure is frequently used by securities analysts, investors and other interested parties to evaluate companies in our industry and (ii) we use Adjusted EBITDA internally as a benchmark to compare performance to that of competitors.

Adjusted net income* represents company net income before impairment of long-lived assets, restaurant closure charges, and other income related to the write-off of unfavorable lease liabilities, net of tax, as well as the re-measurement of net deferred tax liability to new corporate tax rate in fiscal 2017. Adjusted diluted net income per share* represents company diluted net income per share before impairment of long-lived assets, restaurant closure charges, and other income related to the write-off of unfavorable lease liabilities, net of tax, as well as the re-measurement of net deferred tax liability to new corporate tax rate in fiscal 2017.

About Del Taco Restaurants, Inc.

Del Taco (NASDAQ: TACO) offers a unique variety of both Mexican and American favorites such as burritos and fries, prepared fresh in every restaurant's working kitchen with the value and convenience of a drive-thru. Del Taco's menu items taste better because they are made with quality ingredients like fresh grilled chicken and carne asada steak, hand-sliced avocado, hand-grated cheddar cheese, slow-cooked beans made from scratch, and creamy Queso Blanco. Del Taco’s new advertising campaign, “Celebrating the Hardest Working Hands in Fast Food,” further communicates the company’s commitment to providing guests with fresh, quality food prepared by hand every day. Founded in 1964, today Del Taco serves more than three million guests each week at its 580 restaurants across 14 states. For more information, visit www.deltaco.com.

Forward-Looking Statements

In addition to historical information, this release may contain a number of “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, information concerning Del Taco’s possible or assumed future results of operations, business strategies, competitive position, industry environment, potential growth opportunities and the effects of regulation. These statements are based on Del Taco’s management’s current expectations and beliefs, as well as a number of assumptions concerning future events. When used in this press release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “target,” “may,” “will,” “should,” “future,” “propose,” “preliminary,” “guidance,” “on track” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. Such forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside Del Taco’s management’s control that could cause actual results to differ materially from the results discussed in the forward-looking statements. These risks included, without limitation, consumer demand, our inability to successfully open company-operated or franchised restaurants or establish new markets, competition in our markets, our inability to grow and manage growth profitably, adverse changes in food and supply costs, our inability to access additional capital, changes in applicable laws or regulations, food safety and foodborne illness concerns, our inability to manage existing and to obtain additional franchisees, our inability to attract and retain qualified personnel, our inability to profitably expand into new markets, changes in, or the discontinuation of, the Company’s repurchase program, and the possibility that we may be adversely affected by other economic, business, and/or competitive factors. Additional risks and uncertainties are identified and discussed in Del Taco’s reports filed with the SEC, including under Item 1A. Risk Factors in our Annual Report on Form 10-K for the year ended January 1, 2019, and available at the SEC’s website at www.sec.gov and the Company’s website at www.deltaco.com.

Forward-looking statements included in this release speak only as of the date of this release. Del Taco undertakes no obligation to update its forward-looking statements to reflect events or circumstances after the date of this release or otherwise.

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Investor Relations Contact:
Raphael Gross
(203) 682-8253
investor@deltaco.com

Del Taco Restaurants, Inc.
Consolidated Balance Sheets
(In thousands, except share and per share data)
	January 1, 2019	January 2, 2018
Assets
Current assets:
Cash and cash equivalents	$7,153	$6,559
Accounts and other receivables, net	3,167	3,828
Inventories	2,932	2,712
Prepaid expenses and other current assets	4,935	6,784
Assets held for sale	14,794	—
Total current assets	32,981	19,883
Property and equipment, net	161,429	156,124
Goodwill	321,531	320,638
Trademarks	220,300	220,300
Intangible assets, net	18,507	21,498
Other assets, net	4,208	3,881
Total assets	$758,956	$742,324
Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$19,877	$18,759
Other accrued liabilities	34,785	35,257
Current portion of capital lease obligations and deemed landlord financing liabilities	1,033	1,415
Total current liabilities	55,695	55,431
Long-term debt, capital lease obligations and deemed landlord financing liabilities, excluding current portion, net	178,664	170,639
Deferred income taxes	69,471	68,574
Other non-current liabilities	32,852	31,431
Total liabilities	336,682	326,075
Shareholders’ equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.0001 par value; 400,000,000 shares authorized; 37,305,342 shares issued and outstanding at January 1, 2019; 38,434,274 shares issued and outstanding at January 2, 2018	4	4
Additional paid-in capital	336,941	349,334
Accumulated other comprehensive income	180	14
Retained earnings	85,149	66,897
Total shareholders’ equity	422,274	416,249
Total liabilities and shareholders’ equity	$758,956	$742,324

Del Taco Restaurants, Inc.
Consolidated Statements of Comprehensive Income
(In thousands, except share and per share data)

	16 Weeks Ended		52 Weeks Ended
	January 1, 2019	January 2, 2018	January 1, 2019	January 2, 2018
Revenue:	(Unaudited)	(Unaudited)
Company restaurant sales	$146,725	$140,606	$471,193	$452,148
Franchise revenue	5,320	4,970	17,569	16,464
Franchise advertising contributions	4,073	—	13,300	—
Franchise sublease and other income	1,175	966	3,428	2,844
Total revenue	157,293	146,542	505,490	471,456
Operating expenses:
Restaurant operating expenses:
Food and paper costs	40,217	39,055	128,873	125,391
Labor and related expenses	46,413	44,971	151,954	145,012
Occupancy and other operating expenses	30,288	28,582	97,745	92,825
General and administrative	13,417	10,977	43,773	38,154
Franchise advertising expenses	4,073	—	13,300	—
Depreciation and amortization	8,178	7,459	25,794	23,362
Occupancy and other - franchise subleases and other	1,116	870	3,167	2,608
Pre-opening costs	684	1,060	1,584	1,591
Impairment of long-lived assets	2,200	—	3,861	—
Restaurant closure charges, net	(241)	192	394	191
Loss on disposal of assets, net	252	551	1,012	1,075
Total operating expenses	146,597	133,717	471,457	430,209
Income from operations	10,696	12,825	34,033	41,247
Other expenses (income), net:
Interest expense	3,091	2,402	9,075	7,200
Other income	(137)	—	(660)	—
Total other expenses, net	2,954	2,402	8,415	7,200
Income from operations before provision (benefit) for income taxes	7,742	10,423	25,618	34,047
Provision (benefit) for income taxes	2,096	(24,779)	6,659	(15,824)
Net income	5,646	35,202	18,959	49,871
Other comprehensive income (loss):
Change in fair value of interest rate cap, net of tax	(190)	109	122	(162)
Reclassification of interest rate cap amortization included in net income, net of tax	13	4	44	4
Total other comprehensive income (loss), net	(177)	113	166	(158)
Comprehensive income	$5,469	$35,315	$19,125	$49,713
Earnings per share:
Basic	$0.15	$0.91	$0.50	$1.29
Diluted	$0.15	$0.89	$0.49	$1.25
Weighted-average shares outstanding
Basic	37,645,290	38,564,736	38,106,057	38,689,508
Diluted	37,778,448	39,672,204	38,683,959	39,949,907

Del Taco Restaurants, Inc.
Reconciliation of Net Income to EBITDA and Adjusted EBITDA
(Unaudited)
(In thousands)

	16 Weeks Ended		52 Weeks Ended
	January 1, 2019	January 2, 2018	January 1, 2019	January 2, 2018
Net income	5,646	$35,202	18,959	49,871
Non-GAAP adjustments:
Provision (benefit) for income taxes	2,096	(24,779)	6,659	(15,824)
Interest expense	3,091	2,402	9,075	7,200
Depreciation and amortization	8,178	7,459	25,794	23,362
EBITDA	19,011	20,284	60,487	64,609
Stock-based compensation expense (a)	2,000	1,536	6,079	4,876
Loss on disposal of assets, net (b)	252	551	1,012	1,075
Impairment of long-lived assets (c)	2,200	—	3,861	—
Restaurant closure charges, net (d)	(241)	192	394	191
Amortization of favorable and unfavorable lease assets and liabilities, net (e)	(165)	(288)	(767)	(809)
Pre-opening costs (f)	684	1,060	1,584	1,591
Other income (g)	(137)	—	(660)	—
Adjusted EBITDA	$23,604	$23,335	$71,990	$71,533

(a)	Includes non-cash, stock-based compensation.

(b)
Loss on disposal of assets, net includes the loss or gain on disposal of assets related to sales, retirements and replacement or write-off of leasehold improvements, furniture, fixtures or equipment in the ordinary course of business, net of gains or losses recorded associated with the sale of company-operated restaurants to franchisees.

(c)	Includes costs related to impairment of long-lived assets.

(d)
Includes costs related to future obligations associated with the closure or net sublease shortfall of a restaurant and lease termination costs, partially offset by sublease income from leases which are treated as deemed landlord financing.

(e)	Includes amortization of favorable lease assets and unfavorable lease liabilities.

(f)
Pre-opening costs consist of costs directly associated with the opening of new restaurants and incurred prior to opening, including restaurant labor, supplies, occupancy costs including cash and non-cash rent expense and other related pre-opening costs. These are generally incurred over the three to five months prior to opening.

(g)
Other income in fiscal 2018 consists of a gain related to the write-off of unfavorable lease liabilities related to franchise subleases which were terminated in connection with the Company's acquisition of the related franchise-operated restaurants and insurance proceeds related to a fire at a company-operated restaurant.

Del Taco Restaurants, Inc.
Reconciliation of Company Restaurant Sales to Restaurant Contribution
(Unaudited)
(In thousands)

	16 Weeks Ended		52 Weeks Ended
	January 1, 2019	January 2, 2018	January 1, 2019	January 2, 2018
Company restaurant sales	$146,725	$140,606	$471,193	$452,148
Restaurant operating expenses	116,918	112,608	378,572	363,228
Restaurant contribution	$29,807	$27,998	$92,621	$88,920
Restaurant contribution margin	20.3%	19.9%	19.7%	19.7%

Del Taco Restaurants, Inc.
Reconciliation of Net Income and Diluted Earnings Per Share to Adjusted Net Income and Adjusted Diluted Earnings Per Share
(Unaudited)
(In thousands, except per share data)

	16 Weeks Ended		16 Weeks Ended
	January 1, 2019		January 2, 2018
	$	Per Share	$	Per Share
Net income & diluted net income per share, as reported	$5,646	$0.15	$35,202	$0.89
Impairment of long-lived assets (a)	2,200	0.06	—	—
Restaurant closure charges, net (b)	(241)	(0.01)	192	—
Other income (c)	(137)	—	—	—
Tax impact of adjustment (d)	(493)	(0.01)	(51)	—
Re-measurement of net deferred tax liability to new corporate tax rate	—	—	(29,111)	(0.73)
Non-GAAP adjusted net income and diluted net income per share	$6,975	$0.18	$6,232	$0.16

	52 Weeks Ended		52 Weeks Ended
	January 1, 2019		January 2, 2018
	$	Per Share	$	Per Share
Net income & diluted net income per share, as reported	$18,959	$0.49	$49,871	$1.25
Impairment of long-lived assets (a)	3,861	0.10	—	—
Restaurant closure charges, net (b)	394	0.01	191	—
Other income (c)	(660)	(0.02)	—	—
Tax impact of adjustment (d)	(972)	(0.03)	(49)	—
Re-measurement of net deferred tax liability to new corporate tax rate	—	—	(29,111)	(0.73)
Non-GAAP adjusted net income and diluted net income per share	$21,582	$0.56	$20,902	$0.52

(a)	Includes costs related to impairment of long-lived assets.

(b)
Includes costs related to future obligations associated with the closure or net sublease shortfall of a restaurant and lease termination costs, partially offset by sublease income from leases which are treated as deemed landlord financing.

(c)
Other income consists of a gain related to the write-off of unfavorable lease liabilities related to franchise subleases which were terminated in connection with the Company's acquisition of the related franchise-operated restaurants and insurance proceeds related to a fire at a company-operated restaurant.

(d)	Represents the income tax associated with the adjustments in (a) through (c) that are deductible for income tax purposes.

Del Taco Restaurants, Inc.
Restaurant Development

	16 Weeks Ended		52 Weeks Ended
	January 1, 2019	January 2, 2018	January 1, 2019	January 2, 2018
Company-operated restaurant activity:
Beginning of period	317	305	312	310
Openings	7	9	13	12
Closures	(2)	(3)	(6)	(6)
Purchased from franchisees	—	1	3	1
Sold to franchisees	—	—	—	(5)
Restaurants at end of period	322	312	322	312
Franchise-operated restaurant activity:
Beginning of period	250	253	252	241
Openings	8	1	12	8
Closures	—	(1)	(3)	(1)
Sold to Company	—	(1)	(3)	(1)
Purchased from Company	—	—	—	5
Restaurants at end of period	258	252	258	252
Total restaurant activity:
Beginning of period	567	558	564	551
Openings	15	10	25	20
Closures	(2)	(4)	(9)	(7)
Restaurants at end of period	580	564	580	564